Exhibit 4.4

DESCRIPTION OF SECURITIES
The following summary of the terms of the capital stock of The Simply Good Foods Company (“Simply Good Foods,” “we,” “our” or “us”) is based upon our second amended and restated certificate of incorporation and our second amended and restated bylaws. The summary is not complete, and is qualified by reference to our second amended and restated certificate of incorporation and our second amended and restated bylaws, each of which is filed as an exhibit to this Annual Report on Form 10-K, and incorporated by reference herein. We encourage you to read our second amended and restated certificate of incorporation, our second amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.
Authorized and Outstanding Stock
Our second amended and restated certificate of incorporation authorizes us to issue up to 600,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) and 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). No shares of Preferred Stock are issued and outstanding.
Common Stock
Voting Rights
Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Simply Good Foods stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.
Dividend Rights
Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
Our board of directors is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. Subject to the rights of the holders of any series of Preferred Stock then outstanding, at each annual meeting of stockholders commencing with the 2021 annual meeting of stockholders, directors other than those in the 2022 Class and 2023 Class (each as defined below) shall be elected for a term of one year, expiring at the next succeeding annual meeting of stockholders. Each director who was elected at the 2019 annual meeting of stockholders for a three-year term expiring in 2022 (the “2022 Class”), and each director of the corporation who was elected at the 2020 annual meeting of stockholders for a three-year term expiring in 2023 (the “2023 Class”), including any person appointed to fill any vacancy occurring with respect to any director in the 2022 Class or the 2023 Class (each of whom shall be deemed to be a member of the class of directors in which the vacancy occurred), shall continue to hold office until the end of the term for which such director was elected or appointed, as applicable. Commencing with the 2022 annual meeting of stockholders, all directors other than those in the 2023 Class will be elected for a term of one year, and (b) commencing with the 2023 annual meeting of

Exhibit 4.4

stockholders, all directors will be elected for a term of one-year. In all cases, each director shall serve until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation, or removal.
There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Common Stock outstanding are able to elect all of its directors.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. No shares of Preferred Stock are outstanding, and we have no present plan to issue any shares of Preferred Stock.
Private Placement Warrants
In connection with Conyers Park’s initial public offering, Conyers Park Sponsor LLC (the “Sponsor”) purchased from Conyers Park an aggregate of 6,700,000 warrants (including warrants required to be purchased in connection with the over-allotment option) at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the initial public offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of our Common Stock at a price of $11.50 per share. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Our Transfer Agent and Warrant Agent
The transfer agent and registrar for our Common Stock and the warrant agent for the Private Placement Warrants is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation
Pursuant to our second amended and restated certificate of incorporation, we have elected to opt out of the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers and instead the second amended and restated certificate of incorporation includes a provision that is substantially similar to Section 203 of the DGCL but carves out certain of our affiliates and their transferees from the definition of “interested stockholder” and makes certain related changes. This provision prevents us, under certain circumstances, from engaging in a “business combination” with:

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a stockholder (other than certain of our affiliates that are carved out of the provision pursuant to our second amended and restated certificate of incorporation) who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

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on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our second amended and restated certificate of incorporation provides that our board of directors is currently classified into three classes of directors. As a result, until our 2023 annual meeting of stockholders, in most circumstances, a person will be able to gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.
Our second amended and restated certificate of incorporation does not allow stockholders to act by written consent.

Exhibit 4.4

In addition, because the Board of Directors is currently classified, directors in a class that is serving out the remainder of a three-year term are removable only for cause, whereas Delaware law provides that directors serving on boards of directors that are not classified may be removed for or without cause. However, our stockholders are able to remove directors elected for one-year terms with or without cause.
Our second amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors; our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice procedures includes requirements that the stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.
Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum for Certain Lawsuits
Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Listing of Securities
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SMPL.”